Heatwurx Announces Management Transition

Greenwood Village, CO, - Sep. 27, 2013 Heatwurx, Inc announced today that President and Chief Executive Officer Stephen Garland will transition from his position later this year, upon the completion of the process to choose his successor. Mr. Garland will remain in his role for an interim period through December 2013 to lead the company and assist in a smooth transition. Mr. Garland plans to continue to be of service to the company as a member of the Board of Directors, which he has served on since 2011.

“Heatwurx is entering a new phase of the company’s evolution following two years building the foundation, and is well positioned to execute its business plan and drive growth” Garland said. “The company’s employees, consultants, and partners are passionate about what they do, and about Heatwurx. I would not have been able to make this decision if I did not have the highest confidence in their abilities and their commitment to the success of the company.”

The Board of Directors has appointed a special committee to direct the process. Reg Greenslade, Chairman of the nomination committee, will lead the special committee. Gus Blass III and William Larson, who chair the audit and compensation committees, respectively, will also represent the shareholders in the search process.

“The board is committed to recruiting and hiring a President and Chief Executive Officer that brings experience and strong leadership to Heatwurx and can offer immediate value to the company’s stakeholders,” said Greenslade. “The board recognizes and appreciates of all of Stephen’s contributions in building the company and is pleased that he will continue to serve as a board member. Also, we are very fortunate the he has given the company the time needed to carry out a thorough and effective search and transfer his knowledge, relationships, and experience to his successor.”

About Heatwurx:

Headquartered in Colorado, Heatwurx is a developer and manufacturer of eco-friendly preservation and repair equipment designed to outperform alternative methods of pavement repair. Heatwurx is dedicated to providing superior asphalt repair and preservation solutions that reduce consumption of raw materials, extends the life of asphalt pavements, and decreasing the costs of recurring repairs. All equipment is proudly manufactured in the USA. For more information, please visit www.heatwurx.com.

Forward Looking Statements

This release contains forward-looking statements regarding Heatwurx’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, the timeliness of development activities, and other risk/actors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Heatwurx undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.